Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is made effective as of December 8, 2023 (“Effective Date”), by and between AXON ENTERPRISE, INC., a Delaware corporation (“Company”), and Patrick W. Smith (“Executive”), also referred to herein each individually as “Party” or collectively as “Parties”.

RECITALS

WHEREAS, Company wishes to continue to employ Executive as its Chief Executive Officer on the terms and conditions set forth herein;

WHEREAS, Executive wishes to remain employed as Company’s Chief Executive Officer on the terms and conditions set forth herein; and

WHEREAS, Company desires to provide for the reasonable protection of Company’s confidential business and technical information that has been developed by Company and shall be developed in the future at substantial expense.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Company and Executive, each intending to be legally bound, covenant and agree as follows:

AGREEMENT

1.	TERM. Executive’s employment pursuant to this Agreement shall commence on the Effective Date and shall be at-will and may be terminated at any time by either Party for any reason, with or without notice (the term of Executive’s employment hereunder, the “Term”), subject to the respective continuing obligations of the Parties pursuant to Sections 4 through 12.

2.	EMPLOYMENT; DUTIES. Upon the terms and conditions set forth in this Agreement, Executive shall continue to be employed as Company’s Chief Executive Officer, or in such other position as mutually agreed by the Parties. In addition, during the Term, Executive shall remain a member of Company’s Board of Directors (the “Board”), and the Board shall continue to nominate Executive for election to the Board for as long as Executive serves as Chief Executive Officer. During the Term, Executive shall continue to have such duties, authorities and responsibilities as in effect immediately prior to the Effective Date and shall continue to report directly to the Board. Nothing in this Agreement shall preclude Executive, with prior written approval from the Compensation Committee of the Board (the “Committee”), from engaging in civil, charitable or religious activities, or from serving as a consultant to or on any board of directors, board of managers or other board of advisors of companies or organizations which shall not present any direct conflict of interest with Company, compete with Company, or adversely affect the performance of Executive’s duties hereunder. Executive shall obtain the Board’s prior written approval for such activities and services, which may be withheld in the Board’s sole discretion. In addition, nothing in this Agreement shall preclude Executive from undertaking actions in respect of limited liability companies or other entities associated with managing Executive’s investments and those of Executive’s family, which for the avoidance of doubt, shall not require prior written approval of the Committee.

3.	COMPENSATION.

(a)	Base Salary. Company shall pay Executive a base salary (“Base Salary”), in substantially equal periodic installments and in accordance with Company’s standard payroll practices and applicable law, at the applicable annual minimum wage rate as in effect from time to time and as determined by the Committee. Executive’s Base Salary shall be reviewed periodically, and may be adjusted based on Executive’s performance and any compensation review conducted, by the Committee. Notwithstanding the foregoing, Executive acknowledges and agrees that the Base Salary shall not be increased (other than upon increase in the applicable minimum wage rate) prior to January 1, 2031. Executive acknowledges that Executive is accepting a Base Salary under this Section 3(a) that is less than the Base Salary the Committee was willing to provide to him so that Company may provide enhanced compensation opportunities to other employees of Company, with the exact parameters of such opportunities (if any) to be determined by Company.

(b)	2024 XSU Award. Company shall grant Executive an award of eXponential Stock Units covering shares of Company common stock with an aggregate grant date notional value of $150 million, based on the valuation methodology selected by the Committee (the “XSUs”), which shall vest in seven substantially equal tranches (each, a “Tranche”), subject to attainment of specified performance-based vesting conditions and Executive’s continued employment with the Company in the Required Position through December 31, 2028 with respect to Tranche 1 or Tranche 2, December 31, 2029 with respect to Tranche 3 or Tranche 4, and December 31, 2030 with respect to Tranche 5, Tranche 6 or Tranche 7. The XSUs shall have the terms and conditions set forth in an award agreement substantially in the form attached hereto as Exhibit A, but shall be subject to approval of such award at Company’s 2024 Annual Meeting of Shareholders. In the event such award is not so approved, the XSUs shall be cancelled without consideration. Executive acknowledges and agrees that he shall not be entitled to any other Company equity compensation awards prior to January 1, 2031. Executive acknowledges that Executive is accepting Company equity compensation awards under this Agreement in a lesser amount than the Committee was willing to provide to him so that Company may provide enhanced compensation opportunities to other employees of Company, with the exact parameters of such opportunities (if any) to be determined by Company.

For purposes of this Agreement, “Required Position” means Executive’s service in the role of Chief Executive Officer of Company or in such other role as mutually agreed between Executive and the Committee, in each case, pursuant to which Executive is devoting substantially all Executive’s business time, attention, skill and efforts to the business and affairs of Company and its subsidiaries.  Notwithstanding the foregoing, unless otherwise determined by the Committee, Executive shall be deemed to not be in the Required Position if Executive is the chief executive officer of any operating company that is not affiliated with Company, excluding any limited liability company or other entity associated with managing Executive’s investments and those of Executive’s family.

(c)	Fringe Benefits. During the Term, Executive shall be eligible to participate in any benefit plans available to other executive employees of Company, including retirement plans, 401(k) savings plans, disability plans, life insurance plans and health, vision and dental plans. The terms and conditions of Executive’s participation in such plans shall be set forth in the relevant benefit plan documents. Executive shall also be entitled to take paid time off in accordance with Company’s then existing PTO policy.

(d)	Business Expenses. Company shall, in accordance with, and to the extent of, its policies in effect from time to time, bear all customary reasonable and necessary business expenses (including the advancement of certain expenses and private air travel for business purposes, subject to the applicable Company policy in effect from time to time) incurred by Executive in performing his duties as an executive of Company, provided that Executive accounts promptly for such expenses to Company in the manner prescribed from time to time by Company. Any expenses that are to be reimbursed pursuant to this Agreement that are subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), shall: (i) be paid no later than the last day of Executive’s tax year following the tax year in which the expense was incurred; (ii) not affect or be affected by any other expenses that are eligible for reimbursement in any other tax year of Executive; and (iii) not be subject to liquidation or exchange for any other benefit.

4.	RETENTION INCENTIVE. Executive acknowledges that (a) Company has made and expects to make certain investment decisions based, among other things, on the assumption that Executive will continue to serve as Chief Executive Officer through at least December 31, 2030, (b) Executive’s resignation on or before December 31, 2030, would cause irreparable harm to Company due to the loss of Executive’s leadership and the expense to compensate a new chief executive officer with market-rate compensation rather than the reduced compensation Executive has agreed to receive under Section 3, and (c) Company desires to ensure Executive is incentivized to remain with Company in the event the performance goals of the XSUs are not achieved promptly. Accordingly, in the event Executive terminates his employment with Company for any reason (which, for the avoidance of doubt, shall not include ceasing to serve as Chief Executive Officer in order to serve in another Required Position) on or before December 31, 2030, Executive agrees to promptly pay to Company $30 million in cash in a single lump-sum. The remedy set forth herein is cumulative and not in limitation of any other remedies available to Company (including the forfeiture of any vested or earned, but unpaid, XSUs). The covenants set forth in this Section 4 shall be construed as a separate covenant from the other covenants in this Agreement. In the event that the provisions of this Section 4 are deemed to exceed the limitations permitted by applicable law, then such provisions shall be reformed to the maximum limitations, as the case may be, then permitted by such law. In the event that the court does not exercise the power granted to it in the prior sentence, Executive and Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

5.	TERMINATION. No severance shall be payable to Executive upon a termination by Company or Executive of Executive’s employment for any reason, except as explicitly set forth in a Company benefit plan in which Executive participates or a separate written agreement between Company and Executive; provided that Executive shall be entitled to payment of any accrued but unpaid base salary, reimbursement of unpaid business expenses in accordance with Section 3(d) and any other or additional benefits to which Executive may then or thereafter be entitled under the then-applicable terms of a Company benefit plan.

6.	CONFIDENTIAL INFORMATION. Executive agrees to maintain the confidentiality of confidential and proprietary information of Company and not to use, directly or indirectly, confidential and proprietary information of Company other than for the Company’s exclusive benefit. Executive represents that Executive shall return all Confidential Information (as defined below) in Executive’s possession to Company upon termination of his employment with Company. Executive agrees that, following his termination of employment for any reason, he shall not directly or indirectly, alone or as a partner, officer, director or stockholder of any other firm or entity, use the Confidential Information to solicit or attempt to influence any client, customer or other person to direct its purchase of products or services away from Company. The Parties agree that this Agreement does not limit Executive’s ability to communicate with any government agencies regarding matters within their jurisdiction or otherwise participate in any investigation or proceeding that may be conducted by any government agency, including providing documents or other information, without notice, to the government agencies. This confidentiality provision does not apply to communications necessary between Company management, its attorneys and auditors or members of its Board, Executive’s immediate family members, attorneys, or legal and financial planners or tax preparers who are also bound by this confidentiality provision. All information which Executive has a reasonable basis to consider Confidential Information or which is treated by Company as being Confidential Information shall be presumed to be Confidential Information, whether originated by Executive, or by others, and without regard to the manner in which Executive obtains access to such information. Executive agrees that Company shall have the right to notify any future or prospective employers, or individuals or entities with whom Executive may be entering into a contractual relationship, of the provisions of this Section 6 for purposes of ensuring that Company’s interests are protected. Nothing in this Agreement shall prevent Executive from the disclosure of Confidential Information or trade secrets that: (a) is made: (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In the event that Executive files a lawsuit alleging retaliation by Company for reporting a suspected violation of law, Executive may disclose Confidential Information or trade secrets related to the suspected violation of law or alleged retaliation to Executive’s attorney and use the Confidential Information or trade secrets in the court proceeding if Executive or Executive’s attorney: (a) files any document containing Confidential Information or trade secrets under seal; and (b) does not disclose the Confidential

Information or trade secrets, except pursuant to court order. Company provides this notice in compliance with the Defend Trade Secrets Act of 2016.

This Agreement (including Sections 6 through 10) is not intended to limit or restrict, and shall not be interpreted in any manner that limits or restricts, Executive from exercising any legally protected whistleblower rights (including pursuant to Section 21F of the Securities and Exchange Act of 1934, as amended (“Section 21F”)) or receiving an award for information provided to any government agency under any legally protected whistleblower rights.  Notwithstanding anything in this Agreement to the contrary, nothing in or about this Agreement prohibits Executive from:  (i) filing and, as provided for under Section 21F, maintaining the confidentiality of a claim with the U.S. Securities and Exchange Commission (the “SEC”); (ii) providing Confidential Information to the SEC, or providing the SEC with information that would otherwise violate this Section 6, to the extent permitted by Section 21F; (iii) cooperating, participating or assisting in an SEC investigation or proceeding without notifying Company; or (iv) receiving a monetary award as set forth in Section 21F.

For purposes of this Agreement, “Confidential Information” means and includes:  (i) matters of a technical nature such as materials, models, devices, products, trade secret processes, techniques, data, formulas, inventions (whether or not patentable), specifications and characteristics of products and services planned or being developed; (ii) research subjects, methods and results; (iii) matters of a business nature such as information about costs, margins, pricing policies, markets, sales, suppliers, customers, product plans and marketing plans or strategies; (iv) recorded communication; or (v) other information of a similar nature that is not generally disclosed to the public.

7.	INVENTIONS. Executive agrees that all Inventions (as defined below) made, authored or conceived by Executive, either solely or jointly with others, during Executive’s employment with Company, shall be the sole and exclusive property of Company. Executive is hereby notified that this Section 7 does not apply to any Invention for which no equipment, supplies, facility or trade secret information of Company was used and which was developed initially on Executive’s own time and (a) which does not relate: (i) directly to the business of Company; or (ii) to Company’s actual or demonstrably anticipated research, development or products; or (b) which does not result from any work performed by Executive for Company. For purposes of this Agreement, “Inventions” means discoveries, improvements and ideas (whether or not in writing or reduced to practice) and works of authorship, whether or not patentable or copyrightable: (a) that relate directly to the business of Company, or to Company’s actual or demonstrably anticipated research or development; (b) that result from any work performed by Executive for Company; (c) in which equipment, supplies, facilities or trade secret information of Company is utilized; or (d) that were conceived or developed during the time Executive was employed by Company.

8.	EXECUTIVE COVENANTS.

(a)	Covenant Not to Compete. Executive agrees that, while employed by Company and during the 24-month period following termination of Executive’s employment with Company for any reason (the “Restricted Period”), he shall not, directly or indirectly, own, control, manage, operate or act for or on behalf of, assist in, engage in, have any financial interest in, or participate in any way, including as an owner, partner, employee, officer, agent, board member, consultant, advisor, volunteer, stockholder or investor in, any entity, person, business or enterprise that is engaged in the design, manufacture, marketing, selling, importing, exporting, servicing or supporting of less lethal weapons, law enforcement cameras, digital evidence management, record management systems, computer-aided dispatch systems, machine learning, artificial intelligence, unmanned vehicles (e.g., drones), virtual reality or any other technology or products that Company is engaged in or is on the roadmap to enter over the Restricted Period at the time of termination of employment; or related professional services marketed, sold or provided to public safety customers in connection with the products mentioned above throughout the world (the “Company Business”). Executive acknowledges that his continued employment with Company and this Agreement are more than sufficient consideration for this covenant not to compete. Executive further acknowledges that Company is engaged in marketing and selling its products throughout the world and that this covenant not to compete is necessary and reasonable to protect Company and that Company will suffer irreparable harm and other damages in the event of a breach of this provision. Executive acknowledges that his training and experience have prepared him for employment or other business opportunities to sell products and perform services for businesses other than those in the Company Business. Accordingly, Executive acknowledges that the restrictions contained in this covenant not to compete will not unduly prevent him from obtaining employment or business opportunities other than in the Company Business. Executive also acknowledges that the time, scope and geographic area of this covenant not to compete are reasonable and necessary to protect the interests of Company and the Company Business.

(b)	No Solicitation of Customers. During the Restricted Period, Executive shall not contact, or cause to be contacted, directly or indirectly, or engage in any form of oral, verbal, written, recorded, transcribed or electronic communication with, any Customer for the purposes of conducting business that is competitive or similar to that of Company or for the purpose of disadvantaging Company’s business in any way. It is not a breach of this subsection for Executive to respond to an unsolicited inquiry from a Customer by informing that Customer that “I am subject to a contractual restriction and am unable to assist you”, or words of similar effect. For purposes of this Agreement, “Customer” shall mean all persons or entities that have used or inquired of Company’s services at any time while Executive was employed by Company. Executive acknowledges and agrees that Company’s list of Customers was cultivated with great effort and secured through the expenditure of considerable time and money by Company.

(c)	Covenant Not to Recruit and Hire. During the Restricted Period, Executive shall not: (i) directly or indirectly hire, solicit or recruit, or attempt to hire, solicit or recruit, any employee of Company to leave their employment with Company, nor shall Executive contact any employee of Company, or cause an employee of Company to be contacted, for the purpose of leaving employment with Company; or (ii) solicit, encourage or induce, or cause to be solicited, encouraged or induced, directly or indirectly, any supplier, vendor or contractor who conducted business with Company at any time during the 24-month period preceding the termination of Executive’s employment with Company for any reason, to terminate or adversely modify any business relationship with Company or not to proceed with, or enter into, any business relationship with Company, nor shall Executive otherwise interfere with any business relationship between Company and any such supplier, vendor or contractor.

(d)	Covenant Not to Disparage. During the Restricted Period, Executive agrees not to make any statements, written or verbal, or cause or encourage others to make any statements, written or verbal, including any statements made via social media, on websites or blogs, that defame, disparage or in any way criticize the personal or business reputation, practices, or conduct of Company, or any of its directors, officers, employees or its products. Executive acknowledges and agrees that this prohibition extends to statements, written or verbal, made to anyone, including the news media, competitors, vendors, employees (past and present) and clients.

(e)	Acknowledgements. Executive further acknowledges that his fulfillment of the obligations contained in this Agreement, including his obligation neither to disclose nor to use Confidential Information other than for Company’s exclusive benefit and his obligations not to compete and not to solicit employees is necessary to protect the Confidential Information and, consequently, to preserve the value and goodwill of Company. The covenants set forth in this Section 8 are necessarily of a special, unique and extraordinary nature, and the loss arising from a breach thereof cannot reasonably and adequately be compensated by money damages, as such breach will cause Company to suffer irreparable harm. Accordingly, in the event of any breach or threatened breach of any of the covenants set forth in this Section 8, Company shall be entitled to seek an injunctive or other extraordinary relief from a court of competent jurisdiction to restrain the violation or threatened violation of such covenants by Executive or any person acting for or with Executive in any capacity. The remedy set forth herein shall be cumulative and not in limitation of any other remedies available to Company. The covenants set forth in this Section 8 shall be construed as a series of separate covenants, one for each city, county and state of any geographic area in which Company sold products or services. In the event that the provisions of this Section 8 are deemed to exceed the time, geographic or scope limitations permitted by applicable law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by such law. In the event that the court does not exercise the power granted to it in the prior sentence, Executive and Company agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Notwithstanding anything elsewhere in this Agreement to the contrary, for purposes of this Section 8, references to the Company shall be deemed to include its Affiliates.  “Affiliate” means any member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group.  In applying Sections 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Sections 1563(a)(1), (2) and (3).

9.	COMPANY PROPERTY. All computers, tablets, phones, equipment, records, files, lists (including computer-generated lists), data, drawings, documents, equipment and similar items relating to Company’s business that Executive generated or received from Company remain Company’s sole and exclusive property. Executive agrees to promptly return to Company all property of Company in Executive’s possession upon termination of his employment with Company for any reason, including all Company documents, equipment or other materials and agrees that he will not, in connection therewith, copy or cause to be copied, printed out, or cause to be printed out any documents or other material originating with or belonging to Company.

10.	COOPERATION. Executive agrees, while employed by Company and all times thereafter, to cooperate with Company regarding any claims, litigation or related matters involving Company, including providing truthful (a) information by phone, email or otherwise upon reasonable request and (b) testimony by deposition or in court as may be reasonably required, with Company paying reasonable compensation, travel and per diem expenses.

11.	MISCELLANEOUS.

(a)	Successors and Assigns. This Agreement is binding upon, and shall inure to the benefit of, the Parties and their respective heirs, executors, administrators, successors and assigns.

(b)	Notices. All notices, requests and demands given to, or made, pursuant hereto shall, except as otherwise specified herein, be in writing and be delivered or mailed to any such Party at its address which:

i.	In the case of Company shall be:

Axon Enterprise, Inc.

17800 North 85th Street

Scottsdale, Arizona 85255

Attention:  General Counsel

ii.	In the case of Executive shall be:

Executive’s current address or email address on file with Company

Either Party may, by notice hereunder, designate a change of address.  Any notice, if mailed properly addressed, postage prepaid, registered or certified mail, shall be deemed dispatched on the registered date or that stamped on the certified mail receipt, and shall be deemed received within the fifth business day thereafter, or when it is actually received, whichever is sooner.  Any notice, if delivered properly addressed, postage prepaid to a reputable national overnight air courier service, shall be deemed received on the following day (or, if not a business day, then the following business day).

(c)	Captions. The various headings or captions in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.

(d)	Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and the rights and obligations of any and all persons having or claiming to have had an interest under this Agreement shall be governed by and construed exclusively and solely in accordance with the laws of the State of Delaware without regard to the conflict of laws provisions of any jurisdictions. The Parties agree that any action or proceeding that cannot be arbitrated in accordance with this Section 11(d) shall be brought solely in the State of Arizona. Any dispute involving or affecting this Agreement shall be determined and resolved by binding arbitration in the County of Maricopa, State of Arizona, in accordance with the Rules of the American Arbitration Association then in effect, and with applicable law. BY SIGNING THIS AGREEMENT, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. Both Parties shall bear their own costs, attorneys’ fees and other expenses incurred in connection with the preparation and/or review of this Agreement. Should Executive or Company employ an attorney to enforce any of the provisions of this Agreement, or to recover damages for the breach of any terms of this Agreement, the prevailing party shall be entitled to recover all reasonable costs, damages and expenses, including attorneys’ fees incurred or expended in connection therewith. The phrase “prevailing party” shall mean the Party who is determined in the proceeding to have prevailed or who prevails by dismissal, default, judgment, or otherwise.

(e)	Construction. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(f)	Interpretation. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof. Wherever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender and the neuter as the context requires.

(g)	Waivers. No failure on the part of either Party to exercise, and no delay in exercising, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof or the exercise of any right or remedy granted hereby or by any related document or by law.

(h)	No Conflicting Business. Executive agrees that he shall not, during the Term, transact business with Company personally, or as an agent, owner, partner, shareholder of any other entity; provided, however, Executive may enter into any business transaction that is, in the opinion of the Board (or a committee thereof), reasonable, prudent or beneficial to Company, so long as any such business transaction is at arms-length as though between independent and prudent individuals and is ratified and approved by the Board (or a committee thereof).

(i)	Tax Consequences. Company may withhold from any amounts payable under this Agreement such federal, state, local and foreign taxes as may be required to be withheld pursuant to any applicable law or regulations. Company makes no representations or warranties with respect to the tax consequences of the arrangements contemplated hereunder. Executive has agreed to forego certain Base Salary and Company equity compensation awards pursuant to Sections 3(a) and 3(b) so that Company may provide enhanced compensation opportunities to other employees of Company, with the exact parameters of such opportunities (if any) to be determined by Company. Executive acknowledges that Company will not withhold or remit any taxes (including payroll taxes) with respect to any foregone compensation. Executive agrees to bear sole responsibility for the payment of any taxes attributable to or arising out of any forgone compensation.

(j)	Entire Agreement. This Agreement contains the complete, entire understanding of the Parties. In executing this Agreement, neither Party relies on any term, condition, promise or representation other than those expressed in this Agreement. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter of this Agreement and all prior employment agreements are deemed cancelled and terminated.

(k)	Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but both of which, when taken together, shall constitute one in the same instrument.

(l)	Amendment. This Agreement may be modified only by written agreement executed by both Parties.

12.	SECTION 280G OF THE CODE. Sections 280G and 4999 of the Code may place significant tax burdens on both Executive and Company if the total payments made to Executive due to certain change in control events described in Section 280G of the Code (the “Total Change in Control Payments”) equal or exceed Executive’s 280G Cap. For this purpose, Executive’s “280G Cap” is equal to Executive’s average annual compensation in the five calendar years preceding the calendar year in which the change in control event occurs (the “Base Period Income Amount”) times three. If the Total Change in Control Payments equal or exceed the 280G Cap, Section 4999 of the Code imposes a 20% excise tax (the “Excise Tax”) on all amounts in excess of one time Executive’s Base Period Income Amount. In determining whether the Total Change in Control Payments shall equal or exceed the 280G Cap and result in the imposition of an Excise Tax, the provisions of Sections 280G and 4999 of the Code and the applicable Treasury Regulations shall control over the general provisions of this Section 12. All determinations and calculations required to implement the rules set forth in this Section 12 shall take into account all applicable federal, state, and local income taxes and employment taxes (and for purposes of such calculations, Executive shall be deemed to pay income taxes at the highest combined federal, state and local marginal tax rates for the calendar year in which the Total Change in Control Payments are to be made, less the maximum federal income tax deduction that could be obtained as a result of a deduction for state and local taxes (the “Assumed Taxes”)).

(a)	Subject to the “best net” exception described in Section 12(b), in order to avoid the imposition of the Excise Tax, the total payments to which Executive is entitled under this Agreement or otherwise shall be reduced to the extent necessary to avoid equaling or exceeding the 280G Cap, with such reduction applied in a manner that shall not subject Executive to tax and penalties under Section 409A of the Code.

(b)	If Executive’s Total Change in Control Payments minus the Excise Tax and the Assumed Taxes (payable with respect to the amount of the Total Change in Control Payments) exceeds the 280G Cap minus the Assumed Taxes (payable with respect to the amount of the 280G Cap), then the total payments to which Executive is entitled under this Agreement or otherwise shall not be reduced pursuant to Section 12(a). If this “best net” exception applies, Executive shall be fully responsible for paying any Excise Tax (and income or other taxes) that may be imposed on Executive pursuant to Section 4999 of the Code or otherwise.

(c)	Company shall engage a law firm, a certified public accounting firm, and/or a firm of reputable executive compensation consultants (the “Consultant”) to make any necessary determinations and to perform any necessary calculations required in order to implement the rules set forth in this Section 12. The Consultant shall provide detailed supporting calculations to both Company and Executive and all fees and expenses of the Consultant shall be borne by Company. If the provisions of Section 280G and 4999 of the Code are repealed without succession, this Section 12 shall be of no further force or effect. In addition, if this provision does not apply to Executive for whatever reason, this Section shall be of no further force or effect.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of this 8th day of December, 2023.

AXON:

AXON ENTERPRISE, INC.,

a corporation organized under the

laws of the State of Delaware, U.S.A.

By:	/s/ Brittany Bagley
Name:	Brittany Bagley
Title:	Chief Operating Officer and
Chief Financial Officer

EXECUTIVE:

By:	/s/ Patrick W. Smith
Patrick W. Smith, an individual

Exhibit A

Form of XSU Award Agreement

[Attached]